CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Annual Report (Form 20-F), Registration Statement No. 333-100329 on Form S-8, and Registration Statement No. 333-142684 on Form F-3 of our report (which audit report expresses an unqualified report and includes an explanatory paragraph referring to our consideration of internal control over financial reporting and also includes a separate report titled ''Comments by Independent Registered Chartered Accountants of Canada-United States of America Reporting Differences" referring to conditions and events that cast substantial doubt on the Company's ability to continue as a going concern) dated March 17, 2008 on the consolidated financial statements of Zi Corporation included in the 2007 annual report to shareholders of Zi Corporation for the year ended December 31, 2007.

Calgary, Canada	/s/ Ernst & Young LLP
March 26, 2008	Chartered Accountants